U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                        WASHINGTON  D.C.  20549

FORM  12b-25                                         SEC  File Number: 000-12139
                                                                       ---------

                     NOTIFICATION  OF  LATE  FILING

                             (Check  One):
[X]  Form  10-KSB  [  ]  Form  11-K  [  ]  Form  20-F  [  ]  Form  10-QSB


                 For  Period  Ended:  December 31,  2000
                                      ------------------


Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                          PART I-REGISTRANT INFORMATION
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     Full  Name  of  Registrant       Intelliquis  International,  Inc.
                                      ---------------------------------


     Former  Name  if  Applicable     Leesburg  Land  and  Mining,  Inc.
                                      ----------------------------------


     Address  of  Principal  Executive  Office    352  West  12300  South  #300
                                                 -------------------------------
                                                      (Street  and  Number)


     City,  State  and  Zip  Code     Draper,  Utah  84020
                                      --------------------


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                        PART II-RULES 12B-25 (B) AND (C)
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] a. The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] b. The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [X] c. The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.






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                               PART III-NARRATIVE
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Could not be filed because the auditor can't review until next week.



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                            PART IV-OTHER INFORMATION
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     1.   Name and  telephone  number  of person  to  contact  in regard to this notification


               Mark Tippets                 801-990-2600
          --------------------------------------------------------
                 (Name)             (Area Code)  (Telephone Number)


     2. Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).


                          [X]  Yes     [  ]  No

     3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                          [  ]  Yes     [X]  No

================================================================================


                    Intelliquis  International,  Inc.
              ------------------------------------------------
             (Name  of  Registrant  as  specified  in  charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 30, 2001                     By /s/ Mark Tippets
     -------------------------              ------------------------------------
                                            Mark Tippets
                                            Secretary and Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.